Exhibit 10(c)

EXECUTIVE NON-QUALIFIED STOCK OPTION AGREEMENT

Dated: January 26, 2006

This Letter Agreement (the “Agreement”) will confirm a grant to you of a non-qualified stock option (“NQ”) as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company (the “Plan”), a copy of which is included in this database and made a part hereof.

OPTION

1. GRANT OF OPTION. The Company hereby grants to you an NQ to purchase all or any part of the number of shares of Common Stock of the Company, par value $2.50 per share (“Common Stock”), as shown on Exhibit A of this Agreement, on the terms and conditions as set forth herein and in the Plan.

2. OPTION PRICE. The price at which the option shares may be purchased under the NQ (the “Option Price”) is shown on Exhibit A of this Agreement, said price having been determined in accordance with the procedures established by a committee of the Board of Directors pursuant to the provisions of Section 3(b)(iii) of the Plan.

3. DURATION AND EXERCISE OF THE OPTION. The NQ shall be exercisable upon the terms and conditions of the Plan, as supplemented by this Agreement and not otherwise.

Except as otherwise provided in the Plan, the NQ may be exercised, at any time and from time to time, but only during the period beginning on January 26, 2007, for one third of the total number of shares as shown on Exhibit A of this Agreement, on January 26, 2008 for an additional one third of the total number of shares as shown on Exhibit A of this Agreement, and on January 26, 2009 for the total number of shares as shown on Exhibit A of this Agreement and ending on January 26, 2016. The NQ must be exercised in portions of 100 shares, or any integral multiple thereof, except to complete the exercise of the NQ.

The NQ is also subject to forfeiture or certain time limits for exercise in the event of your termination of employment or death, as contemplated in paragraph (g) of Section 6 of the Plan. Notwithstanding any other provision of this Agreement, no NQ may be exercised subsequent to January 26, 2016.

4. METHOD OF EXERCISE. The NQ may be exercised, during your lifetime, only by you. Exercise of the NQ shall be by appropriate notice accompanied by valid payment in the form of (a) a check; (b) an attestation form confirming your current ownership of whole shares of Company Common Stock; and/or (c) an authorization to sell shares equal in value to the Option Price. Notices and authorizations shall be delivered and all checks shall be payable to the Company’s third party stock plan administrator for the Company, or as otherwise directed by the Company.

5. APPLICABILITY OF THE PLAN. This Agreement and the NQ granted hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended in accordance with Section 19 thereof, and may not be assigned or transferred, except by will or the laws of descent and distribution in the case of your death, as provided in paragraph (f) of Section 6 of the Plan.

6. WITHHOLDING TAXES. Upon exercise of the NQ, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting from such exercise promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes, but only at the statutory minimum rate, if a proper election is made to pay withholding taxes in this manner.

PROTECTION OF CONFIDENTIALITY

7. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically signing Exhibit A to this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all information that the Company could reasonably be expected to keep confidential and whose disclosure to third parties would likely be disparaging or detrimental to the Company (“Confidential Information”). Your electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

8. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically signing Exhibit A, you acknowledge that you developed or have had or will have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically signing Exhibit A, you agree that any disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

9. PRIOR CONSENT REQUIRED. By electronically signing Exhibit A, you agree that you will not, unless you receive prior consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) disclose to any subsequent employer or unauthorized person any Confidential Information or Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

10. PRIOR NOTICE OF EMPLOYMENT, ETC. By electronically signing Exhibit A, you acknowledge that if you become an employee, contractor, or consultant for any other railroad, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically signing Exhibit A, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another railroad until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

NO DIRECT COMPETITION

11. SOLICITATION OF CUSTOMERS; NO EMPLOYMENT WITH WESTERN ROADS. By electronically signing Exhibit A, you agree that for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit the business of any of the Company’s customers with whom you actually did business or otherwise had personal contact while you were employed by the

Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in the states in which the Company now operates. You further agree that for the same time period, you will not become an employee, contractor or consultant for any of the following companies, which compete directly with the Company: Burlington Northern Santa Fe Corporation; Kansas City Southern Industries, Inc.; Dakota, Minnesota & Eastern Railway Company; Illinois Central Corporation; and Texas Mexican Railway Company (including their respective affiliates and subsidiaries or any company which acquires or is acquired by any such company) (the “Western Roads”). This Section 11 is not intended to prevent you from working for any employer other than a Western Road. This Section does not apply to employees who work in California at the time when this Agreement is electronically signed or when their employment with the Company ends.

12. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically signing Exhibit A, you acknowledge that Section 11 will not prevent you from being gainfully employed after you leave the Company, because you will remain free to work in any occupation, profession, trade, or business so long as you comply with your promises in Section 11. You also agree that because money damages would not be adequate to compensate the Company if you violate any of your promises in Section 11, the Company would be entitled to an injunction from a Court to enforce those promises.

GENERAL

13. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

14. CHOICE OF LAW. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine.

15. EMPLOYMENT AT WILL. In accordance with Section 21(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary, as defined in the Plan.

To confirm acceptance of the foregoing, kindly click on Button 2 “Non-Qualified Stock Option Award (Exhibit A)” and select “I accept the above award and the related Agreement”.

Sincerely,
UNION PACIFIC CORPORATION

By:	/s/ Richard K. Davidson	By:	/s/ James R. Young
Richard K. Davidson		James R. Young
Chairman		President and Chief Executive Officer

Executive Non-Qualified Stock Option Award (Exhibit A)

January 26, 2006

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Type of grant:                     Executive Non-Qualified Stock Option

Number of option shares granted:

Option Price*:

Earliest exercisable date:

Please note, the earliest exercisable date refers to the entire number of option shares granted. With this award one third of the number of option shares granted will be exercisable one year after the grant date, another one third of the number of options shares granted will be exercisable two years after the grant date and the remaining number of option shares granted will be exercisable three years after the grant date. Please refer to the “Executive Non-Qualified Stock Option Agreement” for details.

By executing this Exhibit A, I acknowledge that I am bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.

Please make a choice below:

☐	I accept the above award and the related Agreement

☐	I do not accept this award and/or the related Agreement

After making a choice please click the SEND button above.

*	Option Price is the Fair Market Value (FMV), the average of the high and the low trading prices of the stock as reported in The Wall Street Journal listing of composite transactions for New York Stock Exchange issues, for the date of grant.